Exhibit 5.1
de Castro, p.c.

Attorneys & Counselors

VIA FACSIMILE & U.S. MAIL

May 2, 2008

Mr. Timothy J. Koziol
General Environmental Management, Inc.
3191 Temple Avenue, Suite 250
Pomona, California 91768

Re:           Form S-1A

Ladies & Gentlemen:

We have acted as counsel for General Environmental Management, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Form S-1A Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale by certain existing shareholders of 3,119,174 shares of common stock, .001 par value, issuable upon the exercise of warrants, and 805,593 shares of common stock, .001 par value, issuable  upon the conversion of convertible notes, as described in the Registration Statement. This opinion letter is rendered pursuant to Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K.

We have examined and are familiar with the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada, Bylaws of the Company, proceedings of the Board of Directors of the Company, and a Certificate of Officer, and such other records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions set forth in this opinion letter.

Based on the foregoing, it is our opinion that the shares of common stock covered by the Registration Statement, and when issued in accordance with the terms and conditions of the warrants and convertible notes, as applicable, will be duly and validly issued, fully paid and non-assessable.

We have attorneys admitted in New York and California, but not admitted to practice in the State of Nevada.  However, we are generally familiar with the General Corporation Law of the State of Nevada and have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.

This opinion letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement. We hereby consent to the inclusion of this opinion as Exhibit 5.1 in the Registration Statement. and with such state regulatory agencies in such states as may require such filing in connection with the registration of the stock for offer and sale in those states, and further consent to statements made in the Registration Statement regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Audie J. de Castro
Audie J. de Castro de Castro, P. C.

 309 Laurel Street - San Diego, CA 92101 - Telephone: (619) 702-8690 - Facsimile: (619) 702-9401
www.decastropc.com